Exhibit 99.1

For Immediate Release:	Contact:	Douglas Jamieson
President, Chief Operating Officer
(914) 921-5020

For further information please visit
www.gabelli.com

Marc Gabelli Elected to Board of Directors of GAMCO Investors

Rye, New York, November 12, 2014 – GAMCO Investors, Inc. (NYSE: GBL) today announced the election of Marc Gabelli to the board of GAMCO Investors, Inc.

Marc Gabelli is President of GGCP, Inc., GAMCO Investors’ parent company.  In February 1999, Mr. Gabelli helped lead the initial public offering of GAMCO.  He is Co-Chairman of Gabelli Securities, Inc., our majority controlled institutional research services and merger arbitrage investment partnerships business. His portfolio assignments have included hedge fund management since 1990 and traditional asset management since 1994. He has managed several Morningstar five star mutual funds, and a Lipper #1 ranked global equity mutual fund in the U.S.  His focus is global, catalyst-driven value investing across all market capitalizations and industry sectors.

Mr. Gabelli began his investment career in arbitrage at Lehman Brothers International. He holds an M.B.A. from the Massachusetts Institute of Technology (MIT) Sloan School of Management and a B.A. from Boston College.  He is a member of the New York Society of Securities Analysts.

Douglas R. Jamieson, President of GAMCO Investors, Inc., said, “We have the good fortune of Marc officially joining our board.  Marc has been a valuable contributor to our board over the years.  He is an exceptionally talented and knowledgeable professional, and we are privileged to have him serve all of our shareholders.”

GAMCO Investors, Inc., through its subsidiaries, manages private advisory accounts (GAMCO Asset Management Inc.), mutual funds and closed-end funds (Gabelli Funds, LLC), and partnerships and offshore funds (Gabelli Securities, Inc.). As of September 30, 2014, GAMCO had $ 46.9 billion in assets under management.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION
Our disclosure and analysis in this press release may contain some forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. In particular, these include statements relating to future actions, future performance and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe. We also direct your attention to any more specific discussions of risk contained in our Form 10-K and other public filings.  We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forward-looking statements if we subsequently learn that we are unlikely to achieve our expectations or if we receive any additional information relating to the subject matters of our forward-looking statements.